EXHIBIT T3E-4

Offer to Exchange Cash and 10% Convertible Notes Due 2007 or 10% Convertible Notes Due 2007 for all outstanding 11 5/8% Senior Subordinated Notes Due 2003 (CUSIP No. 967446AA3)	Cash Tender Offer for all outstanding 11 5/8% Senior Subordinated Notes Due 2003 (CUSIP No. 967446AA3)

THE EXCHANGE OFFER AND THE CASH TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 30, 2003, UNLESS EXTENDED, WHICH WE REFER TO AS THE EXPIRATION DATE. WITHDRAWAL RIGHTS FOR ACCEPTANCES OF THE EXCHANGE OFFER AND THE CASH TENDER OFFER WILL EXPIRE AT THAT TIME, UNLESS THE EXPIRATION DATE IS EXTENDED.

December 16, 2003

To Our Clients:

      Wickes Inc., a Delaware corporation (“Wickes” or the “Company”), is offering to exchange (the “Exchange Offer”), cash and its newly issued 10% Convertible Notes due 2007 (the “Cash and New Notes”) or its newly issued 10% Convertible Notes due 2007 (the “New Notes”) for all of the Company’s outstanding 11 5/8% Senior Subordinated Notes due 2003 (the “Existing Notes”), as indicated in the table below, or is offering to purchase for cash (the “Cash Tender Offer”, and together with the Exchange Offer, the “Offers”) all of the Existing Notes, in each case on the terms and subject to the conditions set forth in the Offering Memorandum dated November 4, 2003 (as it has been or may be supplemented or amended from time to time, the “Offering Memorandum”) and the related Letter of Transmittal (as it has been or may be supplemented or amended from time to time, the “Letter of Transmittal”) . Enclosed for your consideration are copies of the Second Supplement to Offering Memorandum and Amended Letter of Transmittal. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Offering Memorandum.

CUSIP Number	Security

967446AA3	11 5/8% Senior Subordinated Notes due 2003

      If you elect to participate in the Exchange Offer, you may elect to receive, for each $1,000 principal amount of Existing Notes tendered, either (i) $500 in cash and $250 principal amount of New Notes or (ii) $1,250 principal amount of New Notes. If you elect to participate in the Cash Tender Offer, you will receive for each $1,000 principal amount of Existing Notes tendered, $650 in cash. In any case, if the Offers are completed, you will also receive accrued and unpaid interest on your Existing Notes at the existing coupon rate from June 16, 2003, the last interest payment date, through the closing date of the Offers. You may elect to participate in the Cash and New Notes option, the New Notes option, or the cash option, or any combination of these options. Participation in the Offers may only be in Existing Note denominations of $1,000 and integral multiples thereof. We will pay interest on the New Notes quarterly in arrears each March 15th, June 15th, September 15th and December 15th. The New Notes will bear 10% interest from the date of issuance until the maturity date of June 15, 2007. The first interest payment will be on March 15, 2004. The

New Notes will be convertible, in whole or in part, at the option of the holder, into one share of common stock for each $1.00 principal amount of New Notes converted, at any time after our certificate of incorporation is amended to increase the number of shares of common stock we are authorized to issue. Our board of directors has approved this amendment to our certificate of incorporation and the holders of more than 50% of our outstanding common stock have committed to vote their shares in favor of the amendment, thus ensuring that the amendment will be approved no later than June 1, 2004, the date on which we expect to hold our 2004 annual meeting of stockholders.

      If you have already tendered your Existing Notes pursuant to the Exchange Offer, have not withdrawn your Existing Notes and do not wish to elect to receive a different form of consideration in the Offers, you do not need to take any further action to receive Cash and New Notes or New Notes (at the new exchange rate).

      If you have already tendered your Existing Notes but would like to elect to receive a different form of consideration than the form you previously elected, you must complete the Letter of Instructions attached to the end of this letter, check the box indicating that you have previously tendered your Existing Notes but wish to change your election, and return the Letter of Instructions to us.

      If you wish to tender your Existing Notes but have not yet done so, you should complete, execute and return to us the Letter of Instructions attached to the end of this letter.

      This material relating to the Offers is being forwarded to you as the beneficial owner of Existing Notes carried by us for your account or benefit but not registered in your name. An exchange or tender of Existing Notes may only be made by us as the registered Holder or as DTC Participant and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to exchange or tender any or all of the Existing Notes held by us for your account. We urge you to read carefully the Second Supplement to Offering Memorandum, the Amended Letter of Transmittal and the other materials provided herewith before instructing us to exchange or tender your Existing Notes.

      Your attention is directed to the following:

1. The Exchange Offer and the Cash Tender Offer is for all Existing Notes that are outstanding.

2. If you desire to exchange or tender any Existing Notes pursuant to the Offers, we must receive your instructions in ample time to permit us to effect an exchange or tender of Existing Notes on your behalf on or prior to the Expiration Date.

3. The Company’s obligations to make the exchange for exchanged Existing Notes or make the purchase for tendered Existing Notes is subject to certain conditions set forth in the Offering Memorandum.

4. Wickes expressly reserves the right, subject to applicable law and the terms of the Offers, (i) to delay acceptance for the exchange or tender of any Existing Notes, or regardless of whether such Existing Notes were theretofore accepted for exchange or tender, to delay the exchange of any Existing Notes pursuant to the Exchange Offer or the purchase of any Existing Notes pursuant to the Cash Tender Offer and to terminate the Offers and not accept an exchange or tender for any Existing Notes not theretofore accepted for exchange or tender upon the failure of any of the conditions to the Offers specified herein to be satisfied, by giving oral or written notice of such delay or termination to the Exchange Agent and (ii) at any time, or from time to time, to amend the Exchange Offer or the Cash Tender Offer in any respect. Except as otherwise provided in the Offering Memorandum, withdrawal rights with respect to Existing Notes accepted and exchanged or purchased by the Company pursuant to the Offers will not be extended or reinstated as a result of an extension or amendment to the Exchange Offer or the Cash Tender Offer. The reservation by Wickes of the right to delay the exchange or tender of Existing Notes is subject to the provisions of Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, which requires that Wickes pay the consideration offered promptly after acceptance of exchanged or tendered Existing Notes or return the Existing Notes deposited by or on behalf of Holders thereof promptly after the termination or withdrawal of the Offers.

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      No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Exchange Agent, the Conversion Agent or the Information Agent for purposes of the Offers. For all purposes noted in all materials related to the Offers, the term “solicit” shall be deemed to mean no more than “processing Existing Notes” or “forwarding to customers materials relating to the Offers.”

      The Company will also, upon request, reimburse Soliciting Dealers for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offers to their customers.

      If you wish to have us exchange or tender any or all of your Existing Notes held by us for your account or benefit pursuant to the Offers, please so instruct us by completing, executing and returning to us the Letter of Instructions that appears below. The accompanying Amended Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange or tender Existing Notes held by us and registered in our name for your account.

IMPORTANT: The Amended Letter of Transmittal (or a facsimile thereof), together with Existing Notes and all other required documents or the Notice of Guaranteed Delivery, must be received by the Exchange Agent on or prior to the Expiration Date in order for Holders to participate in the Offers. The procedures for guaranteed delivery set forth in the Offering Memorandum may not be used to exchange Existing Notes prior to the Expiration Date.

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LETTER OF

INSTRUCTIONS TO REGISTERED HOLDER
OR DTC PARTICIPANT FROM BENEFICIAL OWNER

      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Offers.

☐	By checking this box, the undersigned certifies that he has previously instructed you to exchange his Existing Notes, hereby revokes such instruction, and instructs you to exchange or tender Existing Notes in the principal amounts indicated below.

      This will instruct you to exchange or tender the principal amount of Existing Notes indicated below held by you for the account or benefit of the undersigned indicated below, pursuant to the terms of and conditions set forth in the Offering Memorandum dated November 4, 2003, as supplemented, and the Amended Letter of Transmittal.

Existing Notes are to be
tendered pursuant to the	Principal Amount tendered for	Principal Amount tendered for
Exchange Offer	Cash and 10% Convertible	10% Convertible Notes	Principal Amount
(“Yes” or “No”)*	Notes Due 2007	Due 2007	tendered for Cash

*	Unless otherwise indicated, the answer “yes” will be deemed to have been given.

PLEASE SIGN HERE

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